Exhibit 2.13

Office of the Secretary of State

November 10, 2026

Tracking Number: 15045135700001
Entity Name: Mangoceuticals, Inc.
File Number: 804264096

It has been our pleasure to file the Resolution Relating to a Series of Shares for the above-referenced entity. Enclosed is the certificate evidencing filing. Payment of the filing fee is acknowledged by this letter.

If we can be of further service at any time, please let us know.

Sincerely,

Business Entity Filings Team
Business & Government Filings Division
Office of the Secretary of State of Texas
CorpInfo@sos.texas.gov

Enclosure

Office of the Secretary of State

CERTIFICATE OF FILING
OF

Mangoceuticals, Inc.
File Number: 804264096

The undersigned, as Secretary of State of Texas, hereby certifies that a(n) Resolution Relating to a Series of Shares for the above-named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: November 09, 2026

Effective: November 09, 2026

Robert S. Howden
Secretary of State

Prepared by: Lisa Sartin TID: 11889 Tracking Number: 15045135700001

Form 426 Secretary of State P.O. Box 13697 Austin, TX 78711-3697	**Resolution Relating to a Series of Shares**	This space reserved for office use. FILED: Texas Secretary of State FILE #: 804264096 FILING DATE: 11/09/2026 TRACKING #: 15045135700001

Entity Information

The name of the corporation is:

Mangoceuticals, Inc.

The file number assigned to the filing entity by the secretary of state is:

804264096

Copy of Resolution

A copy of a resolution establishing and designating a series of shares is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:

11/4/2026

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Signature of Authorized Officer

Jacob		Cohen	
First Name	*M.I.*	*Last Name*	*Suffix*

Title of authorized officer:

CERTIFICATE OF DESIGNATIONS
OF
MANGOCEUTICALS, INC.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
8% SERIES D CONVERTIBLE CUMULATIVE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the "**TBOC**"), Mangoceuticals, Inc., a corporation organized and existing under the TBOC (the "**Company**"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Company, as amended, and Section 21.155 of the TBOC, the Board duly adopted a resolution designating ONE MILLION (1,000,000) shares of 8% Series D Convertible Cumulative Preferred Stock, on November 9, 2026.

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Formation of the Company and Section 21.155 of the TBOC, the Company hereby establishes a new series of Preferred Stock, par value $0.0001 per share, of the Company and fixes the number of shares of such series and the powers, designations, preferences and relative rights of such series, and the qualifications, limitations or restrictions thereof as follows:

The new series of Preferred Stock, par value $0.0001 per share, shall be designated "8% Series D Convertible Cumulative Preferred Stock" (the "Series D Preferred Stock"), and shall consist of One Million (1,000,000) shares, each having an original issue price and Stated Value of $10.00.

1. Definitions. For purposes of the Shares and as used in this Designation, in addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

"**Board**" shall mean the board of directors of the Company or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Shares.

"**Business Day**" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in Dallas, Texas are not required to be open.

"**Call Date**" shall mean the date fixed for redemption of the Shares and specified in the notice to Holders required under paragraph (b) of Section 4(b) hereof as the Call Date.

"**Close of Business**" means 5:00 p.m., Dallas, Texas time.

"**Closing Sales Price**" means the last sales price of the Company's Common Stock on the Principal Market as reported by NASDAQ.com (or a comparable reporting service of national reputation)(collectively, "**NASDAQ.com**"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by NASDAQ.com, or, if no such price is reported for such security by NASDAQ.com, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by OTC Markets, in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date that was a Trading Day.

"**Common Shares**" or "**Common Stock**" shall mean the shares of common stock, $0.0001 par value, of the Company.

"**Company**" shall mean Mangoceuticals, Inc., a Texas corporation.

"**Contractual Restriction**" means a restriction, prohibition or covenant, in any material agreement of the Company, including any agreement relating to its indebtedness, which prohibits the declaration, payment or setting apart for payment of any Dividend payable hereunder, or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.

"**Conversion Price**" means the product of (a) 3.00 and (b) the volume-weighted average closing price per Common Share for the ten (10) trading days immediately preceding the date on which the SEC qualifies the Company's first Form 1-A offering statement for the Series D Preferred Stock (the "**Qualification Date**"), calculated using a consistent nationally recognized market-data source selected in good faith by the Company, but no less than the Floor Price. Such Conversion Price shall be determined once on the Qualification Date and remain fixed for all issuances in the offering, subject only to proportional adjustments for Common Stock splits, reverse splits, combinations, stock dividends and equivalent recapitalizations occurring after the measurement period. It shall not reset based on market prices at conversion. **For avoidance of doubt, if the applicable ten-trading-day VWAP is $0.50, the initial Fixed Conversion Price is $1.50 per Common Share (3.00 × $0.50). This price is fixed for the entire offering, including subsequent closings, subject to the proportional recapitalization adjustments expressly provided herein.**

"**Conversion Rights**" shall have the meaning set forth in Section 5 hereof.

"**Default Dividend Rate**" is 10% per annum.

"**Designation**" shall mean this Certificate of Designations of Mangoceuticals, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its 8% Series D Convertible Preferred Stock, as amended from time to time.

"**Dividend Payment Date**" shall have the meaning set forth in Section 2(c) hereof.

"**Dividend Periods**" shall mean quarterly dividend periods commencing on the first day of each of January, April, July and October and ending on and including the day preceding the first day of the next succeeding Dividend Period.

"**Dividend Rate**" shall initially mean the Standard Dividend Rate, but shall mean the Default Dividend Rate in the event of a Dividend Default, as defined in Section 2(c) hereof, and subject to the terms of Section 2(c) hereof.

"**Exchange Act**" shall mean the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

"**First Issuance Date**" means the first date that the Company issues any Shares to any Holder.

"**Floor Price**" means an amount equal to twenty percent (20%) of the "Minimum Price," as defined in Nasdaq Listing Rule 5635(d)(1)(A), determined immediately preceding the execution of the binding agreement pursuant to which the first shares of Series D Preferred Stock are issued and sold, subject to proportionate adjustment for any stock split, reverse stock split, stock dividend, combination, reclassification or similar event affecting the Common Stock occurring thereafter.

"**Holder**" shall mean the person or entity in which the Shares are registered on the books of the Company, which shall initially be the person or entity which such Shares are issued to, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company and to whom such Shares are legally transferred.

"**Holder Conversion Value**" means, for each Share converted, $10.00 of original Stated Value (as adjusted equitably for stock splits, reverse splits, combinations, stock dividends and equivalent recapitalizations) plus all accrued and unpaid Regular Dividends attributable to that Share through, but excluding, the effective conversion date, whether or not declared. Amounts previously paid in cash or Common Stock shall not be included. Neither the Liquidation Preference nor the Redemption Value shall be included in the Holder Conversion Value. **Conversion Shares = [($10.00 × number of Series D Shares surrendered) + accrued and unpaid dividends attributable to those Shares through the conversion date] ÷ adjusted Conversion Price. The $15.00 liquidation/redemption preference does not increase the numerator. Accrued dividends are included only to the extent unpaid, with no double counting.**

"**Issue Date**" shall mean the date that the applicable Shares subject to determination are first issued by the Company, and may be a different date for each outstanding Share.

"**Junior Shares**" shall have the meaning set forth in paragraph (a)(iii) of Section 7(a)(iii) hereof.

"**Liquidation Preference**" means $15.00 per Share plus all accrued and unpaid Dividends attributable to such Share through, but excluding, the date of payment, whether or not declared, without duplication of amounts previously paid.

"**Parity Shares**" shall have the meaning set forth in paragraph (a)(ii) of Section 7(a)(ii) hereof.

"**Person**" shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

"**Preferred Stock Certificates**" means the stock certificate(s) issued by the Company representing the applicable Series D Preferred Stock shares.

"**Principal Market**" means initially the Nasdaq Capital Market and thereafter the New York Stock Exchange, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market on which the Common Stock is primarily listed or, if the Common Stock is not listed on any such exchange, the OTCQX Market, OTCQB Market or OTCID Basic Market on which the Common Stock is then quoted, including, in each case, any successor thereto.

"**Recapitalization**" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 10(a) through (c), as applicable.

"**Record Date**" shall have the meaning set forth in Section 2(b) hereof.

"**Redemption Value**" means $15.00 per Share plus all accrued and unpaid Dividends attributable to such Share through, but excluding, the applicable Call Date, without duplication of amounts previously paid.

"**Restricted Shares**" means shares of the Company's Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

> **The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.**

"**SEC**" means the U.S. Securities and Exchange Commission.

"**Securities Act**" means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

"**Senior Shares**" shall have the meaning set forth in paragraph (a)(i) of Section 7 hereof.

"**Series B Convertible Preferred Stock**" means the Series B Convertible Preferred Stock of the Company as amended from time to time.

"**set apart for payment**" shall be deemed to include, without any further action, the following: the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Company, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Company; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "**set apart for payment**" with respect to the Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

"**Shares**" has the meaning set forth in the introductory paragraphs hereof.

"**6% Series C Convertible Cumulative Preferred Stock**" means the 6% Series C Convertible Cumulative Preferred Stock of the Company as amended from time to time.

"**Standard Dividend Rate**" means 8% per annum.

"**Stated Value**" means $10.00 per Share, being the original issue price, and shall not increase as a result of accrued and unpaid Dividends. Such accrued and unpaid Dividends shall be separately tracked and included in Holder Conversion Value and Liquidation Preference as expressly provided herein.

"**Stockholder Approval Date**" means the date on which the Company has obtained approval of its stockholders, in accordance with applicable law, the Company's governing documents and the applicable rules and regulations of The Nasdaq Stock Market LLC, including Nasdaq Listing Rule 5635, for the issuance of all Common Shares issuable upon conversion of the Series D Preferred Stock in accordance with its terms, including, to the extent applicable, any issuance equal to or exceeding 20% of the Common Shares or voting power outstanding immediately before the applicable transaction and any resulting change of control of the Company.

"**Trading Day**" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which

the Common Stock is then traded; provided that "**Trading Day**" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

"**Transfer Agent**" means the Company, or such other agent or agents of the Company as may be designated by the Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Shares.

2. Dividends.

(a) Dividends in General. From and after the Issue Date of each Share, each Share shall be entitled to receive cumulative dividends at the applicable Dividend Rate on the Stated Value of such Share (the "**Regular Dividends**"), payable exclusively in cash, when, as and if authorized and declared by the Board of Directors, solely to the extent the Company has sufficient unrestricted cash available for such payment and funds legally available for distribution under applicable law. Regular Dividends shall accrue in accordance with Section 2(c), whether or not declared or paid, and shall remain cumulative and non-compounding. No Regular Dividend shall be payable in Common Stock, preferred stock, other securities, or property. Except for the Regular Dividends expressly provided herein, the Holders shall not be entitled to participate in any dividends or other distributions declared or paid on the Common Stock or any other class or series of capital stock of the Company.

(b) "**Record Date**" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares or Shares, as applicable, have the right to receive any cash, securities or other property or in which the Common Shares or Shares (or other applicable security), as applicable, are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a committee thereof, or by statute, contract, this Certificate of Designations or otherwise). With respect to any Regular Dividend payable on any Regular Dividend Payment Date, the Record Date therefor will be the immediately preceding March 15, June 15, September 15 or December 15, as applicable.

(c) Payment of Regular Dividends**.** Each March 31, June 30, September 30 and December 31 shall be a "**Dividend Payment Date**"; if such date is not a Business Day, payment may be made on the next Business Day without constituting a Dividend Default. Regular Dividends shall accrue daily, on a cumulative, simple and non-compounding basis, at the applicable Dividend Rate on the original $10.00 Stated Value per Share, from and including each Share's Issue Date to but excluding the date of redemption or conversion, as applicable; payments of accrued

Dividends reduce the unpaid balance but do not terminate future accrual, calculated on the basis of a 365-day year and actual days elapsed. Regular Dividends shall be payable quarterly in arrears on each Dividend Payment Date, when, as and if declared by the Board, out of funds legally available therefor, in cash. A "**Dividend Default**" shall occur if (i) a declared Regular Dividend is not paid on the applicable Dividend Payment Date when payment is legally and contractually permissible, or (ii) an amount payable upon a duly exercised redemption is not paid on its applicable due date when payment is legally permissible. A Dividend Default shall continue until all overdue amounts giving rise to such default have been paid in full. During such period, the Default Dividend Rate shall apply prospectively to outstanding Shares, without compounding or retroactive recalculation; upon cure, the Standard Dividend Rate shall resume immediately. The failure to declare or pay a Regular Dividend solely because funds are not legally available or because the Company is contractually prohibited from paying such amount shall not itself constitute a Dividend Default, but all unpaid Regular Dividends shall continue to accrue and remain cumulative, whether or not declared, and shall be payable when lawfully declared and paid or otherwise included in the Holder Conversion Value, Liquidation Preference or Redemption Value, as applicable. The first Dividend Payment Date for each Share shall be the first such date following its Issue Date.

(d) Accrued Dividends. Dividends accrued but not paid shall remain a separate accrued and unpaid dividend balance for each Share and shall not be capitalized into or added to Stated Value. Dividends shall accrue at the applicable Dividend Rate on the original $10.00 Stated Value only, without compounding. Such accrued and unpaid balance shall be included in Holder Conversion Value and Liquidation Preference, subject to the terms hereof.

(e) Cash Dividends Only. All Regular Dividends payable on the Series D Preferred Stock shall be payable exclusively in cash, when, as and if declared by the Board of Directors, solely out of funds legally available for such payment under applicable law. Any accrued and unpaid regular Dividends shall remain cumulative, without compounding, and shall not constitute an obligation to make cash payment at any time when such payment is prohibited by applicable law.

(f) Participating Dividends. The Series D Preferred Stock shall be non-participating with respect to dividends and distributions. Holders shall have no right to receive any dividend or other distribution declared or paid on the Common Stock or any other class or series of capital stock of the Company, whether payable in cash, securities, property or otherwise. The sole dividend entitlement of the Holders shall be the cumulative Regular Dividends expressly provided for in Sections 2(a) and 2(c), subject to the terms and conditions of this Designation.

(g) Partial Dividend Payments. Partial payments of declared dividends shall be allocated pro rata among Holders based on the amounts accrued and unpaid on their Shares, subject to the rights of Parity Shares. Unpaid balances remain separately accrued and do not increase Stated Value.

(h) Senior Shares. No dividend on the Shares will be declared by the Company or paid or set apart for payment by the Company in cash at such time as the terms and provisions of Senior Shares or any Contractual Restriction, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under Texas law or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Shares shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Company has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends on the Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Shares, as the case may be. Notwithstanding anything in this Section 2(h), no Dividends shall be paid on the Shares prior to the payment in full of all dividends due on Senior Shares.

(i) Notice of Planned Payment. Within one Business Day after the Record Date for a Regular Dividend, the Company shall notify Holders whether the declared dividend, if any, will be paid in cash. Failure to deliver notice shall not increase Stated Value or compound dividends; unpaid amounts shall continue to accrue separately under Section 2(d).

(j) Non-Cash Distributions. Whenever a Participating Dividend shall be payable in property other than cash, the value of such Participating Dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Liquidation Preference.

(a) Subject to the priority rights of the holders of Senior Shares and the rights of the Parity Shares, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after the payment in full of all amounts due to the holders of Senior Shares, but before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Company, each Holder of the Shares shall be entitled to receive an amount of cash equal to the Liquidation Preference. If, upon any liquidation, dissolution or winding up of the Company, after the payment in full to all holders of the Senior Shares, the assets of the Company, or proceeds thereof, distributable among the Holders of the Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Company, then such assets, or the proceeds thereof, shall be distributed among the Holders of Shares and any such other Parity Shares ratably in accordance with the respective amounts that would

be payable on such Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

(b) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein, to each record Holder of Shares at the respective address of such Holders as the same shall appear on the stock transfer records of the Company.

(c) Subject to the rights of the holders of Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the Holders of the Shares, as provided in this Section 3, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Shares shall not be entitled to share therein.

(d) If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors.

4. Company Call Option.

(a) Optional Redemption at Election of Company. Commencing on the third (3rd) anniversary of the First Issuance Date and continuing thereafter, the Company may, at its option, redeem outstanding Shares in whole or in part at the Redemption Value (being $15.00 per Share plus accrued and unpaid Dividends through, but excluding, the Call Date, without duplication), payable in cash or, subject to Section 5(e) and any required Stockholder Approval Date, at the Company's election, in Common Stock valued at the Closing Sales Price, on the Trading Day immediately preceding the Call Date, but not less than the Floor Price. If the Closing Sales Price is less than the Floor Price or the Common Shares are not traded on a Principal Market, the Company shall pay such accrued and unpaid Dividends in cash. Any partial redemption shall be allocated pro rata among Holders of Series D Preferred Stock based on their respective Shares held. No Holder shall have a mandatory redemption right. Any redemption is subject to applicable law and legally available funds.

(b) **Redemption Procedures.** The Company shall provide written notice by mail or electronic mail to each affected Holder not less than twenty (20) nor more than sixty (60) days before the Call Date. The notice shall specify the Call Date, Shares being redeemed, Redemption Value per Share, aggregate consideration, form of payment, Common Stock valuation methodology if

applicable, and surrender or book-entry instructions. On the Call Date, provided that the Company has paid or irrevocably made available the full redemption consideration in the specified form and complied with applicable law, the redeemed Shares shall cease to be outstanding and the Holders' rights with respect thereto shall cease other than the right to receive the redemption consideration. If the Company does not timely pay or make available the full redemption consideration, the affected Shares shall remain outstanding, shall continue to accrue Dividends and shall retain all rights until payment is completed.

(c) **Set Asides.** Where the Company elects cash redemption, its obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Company shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Shares so called for redemption, in which case the notice to Holders of the Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such Holders to surrender the certificates, if any, representing such Shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price. No interest shall accrue for the benefit of the Holders of Shares to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Company after which reversion the Holders of such Shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

(d) **Holder Obligations**. Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e)), the Company and/or the Company's Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and delivery of the aggregate Redemption Value to reflect the cancellation of the Series D Preferred Stock subject to the redemption, which shall not require the approval and/or consent of any Holder (a "**<u>Cancellation</u>**").

(e) **Further Assurances**. Notwithstanding the above, each Holder, by accepting such Preferred Stock certificates (if any) hereby covenants that it will, whenever and as reasonably requested by the Company and the Transfer Agent, at the Company's sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Company and/or the Company's Transfer Agent.

5. Conversion. The following conversion rights shall apply to the Preferred Stock (the "**Conversion Rights**"):

(a) Holder's Right to Convert. At each Holder's option, all or any whole Shares may be converted into fully paid, nonassessable Common Shares at any time on or after the later of (i) the third anniversary of the Issue Date applicable to such Shares; and (ii) the Stockholder Approval Date, and while such Shares remain outstanding. The number of Common Shares issuable shall equal the aggregate Holder Conversion Value of Shares surrendered, divided by the Conversion Price. Conversion rights are exercisable regardless of whether the Company has net income or has declared dividends. Shares not converted shall remain outstanding indefinitely, subject to the redemption rights set forth herein, and continue to accrue dividends. There shall be no automatic or Company-forced conversion. Upon conversion, the surrendered Shares and all related dividend, redemption and liquidation rights shall be extinguished, without double recovery. **Notwithstanding the foregoing, no Holder Conversion may occur before the LATER of (i) the third anniversary of the original issuance date of the particular Shares being converted and (ii) the Stockholder Approval Date. The Issue Date for this purpose shall be determined separately for each closing.**

(b) Mechanics of Holder Conversion. Before any Holder of Shares shall be entitled to convert the same into Common Shares, they shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Shares, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Shares, or to the nominee or nominees of such Holder, a certificate or certificates for the number of Common Shares to which such Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Shares as of such date. **The Company shall confirm satisfaction of the applicable three-year holding period and that the Stockholder Approval Date has been met before effecting a conversion. Any conversion notice tendered before both conditions are satisfied shall not be effective until the conditions have been satisfied and the Holder submits or reaffirms its election.**

(c) **No Impairment**. The Company will not, by amendment of its Certificate of Formation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section and

in the taking of all such action as may be necessary or appropriate in order to protect the Holder Conversion Rights of the Holders of the Shares against impairment.

(d) **Terms Applicable to All Conversions**.

i. **Fractional Shares**. No fractional Common Shares shall be issued on conversion. The Company shall pay cash in lieu of a fractional Common Share equal to such fraction multiplied by the closing market price per Common Share on the conversion date, to the extent legally available; if cash payment is not legally available, the obligation shall remain payable when legally permissible.

ii. **Notice**. Any notice required by the provisions of this Section to be given to the Holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his address appearing on the books of the Company.

iii. **Restricted Shares**. Unless the Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides the Company a valid opinion from an attorney stating that such Conversion Shares can be issued free of restrictive legend, which shall be determined by the Company (or the Transfer Agent) in its sole discretion, such shares shall be issued as Restricted Shares.

iv. **Beneficial Ownership Limitation for Conversion; Exchange Cap.**

1. No Holder Conversion shall result in the conversion of more than that number of shares of Series D Preferred Stock, if any, such that, upon such Conversion, the aggregate beneficial ownership of the Company's Common Shares (calculated pursuant to Rule 13d-3 of the Exchange Act) of such Holder and all persons affiliated with such Holder as described in Rule 13d-3 is more than 4.999% of the Company's Common Shares then outstanding (the "**Maximum Percentage**"). By written notice to the Company, a Holder may increase or decrease the Maximum Percentage to any percentage not in excess of 9.999% as specified in such written notice; provided that (A) any such increase will not be effective until the 61st day after such notice is received by the Company; and (B) any such increase or decrease will apply only to the requesting Holder and not to any other Holder. In the event any Conversion would result in the issuance of shares of Common Shares to any Holder in excess of the Maximum Percentage, only that number of shares of Series D Preferred Stock which when Converted would not result in such Holder exceeding the Maximum Percentage shall be subject to such applicable Conversion, if any, and Holder shall continue to hold any remaining shares of Series D Convertible

Preferred Stock, the conversion of which would result in Holder exceeding the Maximum Percentage.

2. The Company's Transfer Agent shall be authorized to promptly disclose the total outstanding Common Shares to the Holder from time to time at the request of the Holder in order for the Holder to determine its compliance with the Maximum Percentage.

3. The Company shall not be required to verify or investigate or confirm whether any Conversion would exceed the Maximum Percentage, and instead the Company shall be able to rely on any notice of holder conversion as prima facie evidence of, and as a representation by, the applicable Holder, that such applicable conversion described in the notice of holder conversion would not result in a violation of the Maximum Percentage.

(e) Nasdaq Restrictions. Notwithstanding anything to the contrary herein, the Company shall not issue Common Shares upon conversion, upon a call or redemption, or otherwise under this Designation, if or to the extent issuance would violate applicable securities laws, Nasdaq rules or required shareholder approval.

6. Status of Acquired Shares. All Shares redeemed, converted or otherwise reacquired by the Company or converted by the Holder in accordance with Sections 4 or 5 hereof, or otherwise acquired by the Company, shall be cancelled by the Company.

7. Ranking.

(a) Any class or series of shares of stock of the Company that shall be deemed to rank:

(i) prior to the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the Holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holders of Shares shall be defined as "**Senior Shares**";

(ii) on a parity with the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Shares, if the Holders of such class or series and the Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("**Parity Shares**"); and

(iii) junior to the Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Company now or hereafter issued and outstanding over which the Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Company ("**Junior Shares**").

(b) The Series D Preferred Stock shall rank senior to the Common Stock, the Series B Convertible Preferred Stock and the 6% Series C Convertible Cumulative Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up. Such priority applies to the full Series D Preferred Stock Liquidation Preference and accrued and unpaid dividends payable under this Designation ahead of all corresponding Series B Preferred Stock and Series C Preferred Stock entitlements, including balances accrued or capitalized before any Series D Preferred Stock issuance. Series B Preferred Stock and Series C Preferred Stock shall be Junior Shares for those purposes. Common Shares delivered in settlement of Series D Preferred Stock obligations shall thereafter have the rights of Common Stock and shall not retain Series D Preferred Stock's preference. This equity ranking does not confer priority over creditors. Accrual and capitalization of Series C Preferred Stock dividends under its existing designation continue and payments remain subject to the applicable priority. To the extent necessary to pay a Participating Dividend on Series D Preferred Stock concurrently with a common-holder dividend, nothing herein excuses a corresponding Series B Preferred Stock or Series C Preferred Stock participation payment required by its designation.

8. **Voting Rights.** Except for the Protective Provisions described below and any voting rights expressly required by the TBOC, the Series D Preferred Stock shall have no voting rights. For so long as any Shares are outstanding, the Company shall not take any action specified below without the affirmative vote or written consent, as permitted by applicable law, of Holders of at least two-thirds (2/3) of the then-outstanding Shares of Series D Preferred Stock, voting separately as a single class, with one vote per outstanding Share (the "Protective Provisions"):

(i) Amend any provision of this Designation;

(ii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock of the Company;

(iii) Amend the Certificate of Formation of the Company (including by designating additional series of Preferred Stock) in a manner which adversely affects the rights, preferences and privileges of the Series D Convertible Preferred Stock;

(iv) Alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares of such series.

Except as required by applicable provisions of Texas law, the Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the Holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Shares shall require the vote of the holders of Common Shares (except as required by law).

9. Record Holders. The Company and the Transfer Agent shall deem and treat the record Holder of any Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

10. Adjustments for Recapitalizations.

(a) Equitable Adjustments for Recapitalizations. Adjustments to the Conversion Price shall be limited to proportionate changes required by subdivisions, combinations, reverse splits, stock dividends or economically equivalent recapitalizations of Common Stock occurring after the Qualification Date measurement period. Such adjustments shall preserve the same economic conversion entitlement and shall not constitute a market-price reset. The $10.00 original Stated Value, $15.00 Liquidation Preference and $15.00 base Redemption Value per Preferred Share shall not change solely as a result of a Common Stock split or reverse split. Adjustments for splits or combinations of Preferred Shares shall be proportionate.

(b) Adjustments for Subdivisions or Combinations of Common Shares. Upon a subdivision, stock dividend, reverse split or combination of Common Shares after the Qualification Date measurement period, the Conversion Price shall be multiplied by a fraction whose numerator is the number of Common Shares outstanding immediately before the event and whose denominator is the number outstanding immediately after the event. This is a proportional recapitalization adjustment only; no other market-based reset applies.

(c) Adjustments for Subdivisions or Combinations of Series D Preferred Stock. If the Series D Preferred Stock is subdivided or combined, the Stated Value, base Liquidation Preference, base Redemption Value and accrued unpaid dividend entitlement per Share shall be adjusted proportionately to preserve the aggregate economic entitlement of each Holder immediately before the event. The number of Series D Shares outstanding shall be adjusted correspondingly. Any simultaneous adjustment under Section 10(b) shall be coordinated to prevent duplicate adjustment.

(d) Other Adjustments. For any reclassification or economically equivalent recapitalization not expressly addressed above, the Board shall make only such proportionate, equitable adjustments as are reasonably necessary to preserve the

economic conversion entitlement immediately before the event, without any market-price-based reset or discretionary change to the agreed conversion economics. The Company shall give Holders written notice and supporting calculations.

(e) Certificate as to Adjustments. Upon each adjustment permitted by this Section, the Company shall promptly calculate and furnish to Holders a certificate showing the event, the prior and adjusted Conversion Price and the computation. No adjustment shall be made for fluctuations in the trading price of Common Stock alone.

11. Sinking Fund. The Shares shall not be entitled to the benefits of any retirement or sinking fund.

12. Uncertificated Book-Entry Securities. At the option of the Company, the Shares may be issued as book-entry securities directly registered in the stockholder's name on the Company's or Transfer Agent's books and records. If entered as book-entry, the Shares need not be represented by certificates, but instead would be uncertificated securities of the Company.

13. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating in any way to the Shares, including by way of illustration but not limitation, those concerning participation, or anti-dilution rights or preferences.

14. Reports. The Company shall mail to all Holders of Series D Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Shares.

15. Replacement Preferred Stock Certificates. In the event that any Holder notifies the Company that a Preferred Stock Certificate evidencing shares of Series D Preferred Stock has been lost, stolen, destroyed or mutilated, the Company shall issue a replacement stock certificate evidencing the Series D Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series D Preferred Stock, provided that the Holder executes and delivers to the Company and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Company and its Transfer Agent to indemnify the Company from any loss incurred by it in connection with such Series D Preferred Stock certificate, and provides the Company and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Company or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the "**Lost Certificate Materials**"); provided, however, the Company shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Company to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

16. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) "**or**" is not exclusive; (iii) "**including**" means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words "**hereof**", "**herein**" and "**hereunder**" and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to "**dollars**", "**Dollars**" or "**$**" in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word "**from**" means "**from and including**" and the words "**to**" and "**until**" each mean "**to but excluding**"; (xii) references to "**days**" shall mean calendar days; and (xiii) the paragraph and Section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Company be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Company, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Company and the Company's attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is

approved, ratified and confirmed in all respects as the act and deed of the Company; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Mangoceuticals, Inc. has approved and caused this "**Certificate of Designation of Mangoceuticals, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its 8% Series D Convertible Preferred Stock**" to be duly executed and approved this 9th day of November 2026.

Jacob D. Cohen

Jacob D. Cohen
Chief Executive Officer

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT PREFERRED SHARES)

The undersigned hereby elects to convert the number of 8% Series D Convertible Preferred Shares indicated below into common shares, $0.0001 par value (the "**Common Shares**"), of Mangoceuticals, Inc., (the "**Company**"), a corporation organized under the laws of the State of Texas, according to the conditions hereof, as of the date written below.

Conversion calculations:
Date to Effect Conversion:

____
Number of Preferred Shares owned prior to Conversion:

____
Number of Preferred Shares to be Converted:

____
Total Stated Value of the Preferred Shares to be Converted:

____
Total Accrued Dividends of the Preferred Shares to be Converted:

____
Number of Common Shares to be Issued:

____
Applicable Conversion Price:

____
Number of Preferred Shares subsequent to Conversion:

____
Address for
Delivery: ___________________________
or
DWAC Instructions:
Broker no:__________
Account no:__________

HOLDER
By:____
Name:
Title: